 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. RECEIVES NOTICE FROM NYSE AMEX

REGARDING

 CONTINUED LISTING STANDARDS

Addison, Texas, February 7, 2012; ULURU Inc. (NYSE AMEX: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced that the Company has received notice from the NYSE Amex (the “Exchange”), dated February 3, 2012, indicating that the Exchange has accepted the Company’s plans of compliance and granted the Company an extension until April 2, 2012 to regain compliance with the continued listing standards of Section 1003(a)(iv) of the Exchange’s Company Guide and an extension until March 21, 2013 to regain compliance with the continued listing standards of Section 1003(a)(iii) of the Exchange’s Company Guide.

Previously, the Company had received notice from the Exchange, dated December 5, 2011, that the Company did not meet the provisions of Section 1003(a)(iv) since the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.  The Company had previously received notice from the Exchange, dated September 21, 2011, that the Company was below the Exchange’s stockholders’ equity continued listing standards and did not meet the provisions of Section 1003(a)(iii) since the Company reported stockholders’ equity of less than $6,000,000 at June 30, 2011 and has incurred losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2010.

The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plans or to regain compliance with the continued listing standards by the end of each applicable extension period could result in the Company being delisted from the Exchange.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s compliance with the continued listing standards of the NYSE Amex, the Company’s ability to make progress with the plans of compliance, the Company’s ability to maintain its NYSE Amex listing, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by us with the Securities and Exchange Commission.